SERVICE AGREEMENT

     THIS SERVICE AGREEMENT ("Agreement") is made as of the 5th day of January, 1998 (the "Effective Date") by and between New York Care Plus Insurance Company, Inc. ("NYCP"), with its principal place of business at 1901 Main Street, Buffalo, New York 14240, and CareAdvantage, Inc. ("CAI") with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830.

     WHEREAS, CAI is engaged in the business of providing managed care services, including medical management services;

     WHEREAS, NYCP, which provides health insurance coverage and managed care coverage desires to retain CAI to provide certain services;

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

1.   Services.

     1.1 Generally. CAI will provide the services described in Sections 1.2, 1.3, 1.4, and 1.5 ("Services") to NYCP's Buffalo Division. To the extent NYCP's Buffalo Division is sharing resources with its Albany Division, CAI will also provide Services to the Albany Division. CAI and NYCP shall consult regularly regarding the allocation of CAI's resources between NYCP's Buffalo and Albany Divisions.

     1.2 Clinical Support.

         a. CAI will provide experienced physician reviewers,  equivalent to one
(1) FTE, to support NYCP's medical directors and the utilization management staff. Their services will include case review and policy development. These services will be provided through a combination of an on-site presence, telephone access, and if desired by NYCP, an internet connection. CAI will ensure that physician reviewers are available at the same days and times that NYCP is available to health care providers to conduct utilization review. CAI further agrees that access to physician reviewers shall be provided on-site at NYCP no less than sixty percent (60%) of such NYCP Utilization Management Department operating hours. The physician reviewers shall be subject to NYCP's approval, which shall not be unreasonably withheld.


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         b. CAI will provide NYCP with matched  specialty  review through access to CAI's Specialty Advisor Panel on an as-needed basis. The parties contemplate that emphasis will be on pediatric, oncology, and cardiology cases.

         c. CAI shall maintain any licensure required in connection with its activities. The parties acknowledge and agree that NYCP and/or self-insurers, as applicable, shall have final decision-making authority with regard to utilization management decisions, subject to the right of covered persons to appeal such determinations subject to NYCP's and/or the self-insurer's, as applicable, grievance procedure.

     1.3 Skill Development for Nurse and Physician Reviews.

         a. CAI will provide on-site training programs for NYCP's nurse and physician reviewers to build skills in the following areas:

                    i. Communication skills;

                   ii. Negotiation and review techniques;

                  iii. Anticipating the progression of care; and

                   iv. Triaging to case management.

CAI shall provide the training in the areas set forth in clauses i and ii above not later than sixty (60) days after the Effective Date. In advance of training, CAI will undertake an inter-reviewer reliability evaluation, the results of which will be used to focus the training, as well as to serve as a benchmark for the post-training assessment. CAI will train department supervisors as to CAI's training activities regarding reviewers. CAI will conduct regularly scheduled chart audits, the sample design and schedule to be agreed upon by the parties, during and after completion of training to identify further opportunities to improve the effectiveness of nurse and physician reviewers.

         b. CAI, through its medical directors, will provide on-site clinical training sessions for identified problem areas. These are expected to include cardiology, oncology, orthopedics, and pediatric care. CAI will develop additional sessions on an as-needed basis.

     1.4 Operations Review.

         a. CAI will conduct a comprehensive review of NYCP's utilization and case management operation. Such review will address those functions that impact results and productivity, including but not limited to program focus and scope, application of review criteria, physician review support, current staff training program, timeliness of notification and review, the on-site review process, denials, penalties and appeals, and adequacy of systems support.

         b. CAI will conduct an audit of completed cases to identify process, training, and performance issues. Measures will include application of criteria, decision making, facilitation of on-going care, and case documentation.


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         c. CAI will  prepare a report  summarizing  the  operations  review and making recommendations for improvement or change.

         d. CAI will work with NYCP management team to identify opportunities for achieving improved productivity.

     1.5 Reports. CAI will provide NYCP with activity reports, bi-weekly during the first quarter, and monthly thereafter. The content and format of the activity reports shall be subject to the approval of NYCP, which shall not be unreasonably withheld.

2.   Compensation & Expenses

     2.1 Base Compensation. CAI's annual compensation for the Services provided pursuant to this Agreement shall be Six Hundred Thousand ($600,000) Dollars, payable in monthly installments of Fifty Thousand ($50,000) Dollars. NYCP shall pay CAI the monthly installment due on account of a month within thirty (30) days after the last day of such month.

     2.2 Certain Special Advisory Panel Fees. In addition to the fees provided by Section 2.1, NYCP shall pay CAI one hundred ($100) dollars for each case reviewed by CAI's Special Advisory Panel in excess of 2000 cases. NYCP shall pay CAI within thirty (30) days of its receipt of CAI's invoice for such services.

     2.3 Expenses. NYCP shall reimburse CAI for CAI's reasonable out-of-pocket expenses incurred in connection with this Agreement, including expenses for travel, lodging and meals. NYCP shall pay CAI within thirty (30) days of its receipt of CAI's invoice for such expenses.

3.   Confidentiality

     3.1 Generally. Each party hereto hereby agrees that, during the term of this Agreement and after its termination, it shall (a) not, directly or indirectly, use (other than for the purposes contemplated hereby during the term), (b) keep secret and retain in strictest confidence, and (c) not disclose to any third party, Confidential Information as defined herein. Notwithstanding the foregoing, a party may disclose Confidential Information: (i) when compelled to do so by applicable law, provided that to the extent feasible it gives the other party advance notice of its intent to make the disclosure, and (ii) to those of such party's officers, directors, partners, employees and agents who have a "need to know." In addition, each party will obtain a confidentiality agreement from any independent contractor to which it discloses the other party's Confidential Information.

     3.2 Definition. "Confidential Information" shall mean (a) any forms, policies, procedures, manuals and materials of any kind created, owned or provided by a party in connection


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with, or with respect to, the Services,  (b) any information or data relating to the Services or this Agreement that is made available by a party to the other party and (i) is marked confidential, or at the time of its being made available, is otherwise indicated to be confidential, or (ii) within thirty (30) days after such information or data is first made available, is indicated in writing to be confidential, (c) any derivative works based on the materials, information or data described in subclauses (a) and (b) above, and (d) with respect to the confidentiality obligations hereunder of CAI only, (i) patient information, and (ii) any and all information or data (whether patient specific, account specific, aggregates thereof or otherwise) relating to the cost or utilization of health care services provided to, or received by an individual covered by any NYCP health care benefit plan; provided, however, Confidential Information shall not mean information or data that (A) was previously known to the receiving party at the time of disclosure, provided that such information was acquired through no fault of the receiving party nor was received from a person that did not have the legal right to make such information available, (B) is publicly known through no act or omission by the receiving party, or (C) is disclosed to the receiving party by a third party having the legal right to make such disclosure.

4.   Term.

     4.1 Generally. The Effective Date of this Agreement is January 1, 1998 and CAI will commence providing services to NYCP including, but not limited to, Clinical Support Services referenced in Section 1.2, above, no later than January 5, 1998. This Agreement shall be for a one (1) year term beginning on the Effective Date, and shall renew automatically for successive one (1) year terms, unless either party provides the other with notice of non-renewal not less than sixty (60) days prior to the end of the scheduled term.

     4.2 Termination for Cause. This Agreement shall be terminable by either party for its material breach upon not less than thirty (30) days' prior written notice to the other party, setting forth in detail the material breach, and providing that the Agreement is to be terminated upon the expiration of thirty
(30) days or such longer period which may be set forth in the notice, unless the material breach is cured within that time period.

     4.3 Right to Early Termination. Notwithstanding the foregoing, NYCP shall have the right to terminate this Agreement on the first six-month anniversary of the Effective Date in the event that it determines in its sole and non-reviewable discretion that it is dissatisfied with CAI's performance; provided, however, that in such event NYCP shall give CAI thirty (30) days' prior written notice of its intent to terminate this AGREEMENT.

5.   Insurance; Indemnification; Defense of Litigation

     5.1 Insurance. CAI shall maintain in full force and effect during the term of this Agreement errors and omissions/utilization review and utilization management insurance in per occurrence and aggregate face amounts of at least $5 million and $10 million, respectively, naming NYCP as an additional insured, such policy or policies not to be cancelable upon less than thirty (30) days' prior notice, and providing that NYCP shall receive copies of any notice of cancellation.

     5.2 Indemnification. Each party hereto (as such, an "Indemnifying Party") agrees to indemnify, defend and hold harmless (collectively, "Indemnify") the other party and such other party's officers, directors, employees or agents (collectively, "Indemnified Parties") from and against any and all claims or portions thereof, suits, costs and expenses, including without limitation, costs of investigation and defense, incurred by such Indemnified Parties as a result of any willful misconduct or any negligent act or omission by the Indemnifying Party in connection with this Agreement. This provision is not intended to obligate CAI to Indemnify NYCP for claims, or portions thereof, under the terms of NYCP's health insurance policies or HMO agreements which NYCP would have been obligated to pay regardless of the misconduct or act or omission of CAI.

     5.3 Defense of Litigation. Except as provided in Section 5.2, each party shall be responsible at its own expense for defending itself in any litigation brought against it, whether or not the other party is also a defendant, arising out of any aspect of activities undertaken in connection with this Agreement. Each party agrees to provide the other party information in its possession which is necessary to the other party's defense in such litigation.

6.   Additional Requirements

     6.1 Independent Contractors. The relationship of the parties under this Agreement shall be that of independent contractors. Neither shall have any claim under this Agreement or otherwise against the other party as a joint venturer or partner.

     6.2  Proprietary   Rights.   Neither  party  shall  use  the  name,  logos,
trademarks, or servicemarks of the other without the other's prior written consent, except that CAI may include NYCP in its listing of clients.

     6.3 Nonsolicitation of Employees. During the term of this Agreement and for an additional period of two (2) years after the termination of this Agreement, neither CAI nor NYCP shall solicit for employment or hire any employee or consultant of the other without the other's prior written consent.

     6.4 No Guarantee of Medical Results. Neither the execution of this Agreement nor the performance of any of its obligations constitutes an undertaking by CAI to guarantee the results of health care provider services or that such services will be rendered in accordance with generally accepted medical standards or procedures. The parties agree that CAI is not and shall not be deemed a health care provider as a result of the Services provided pursuant to this Agreement, and that all decisions concerning the rendering of health care services are determined by the patient's physician, hospital or other health care provider and the patient. The parties acknowledge and agree that neither CAI nor NYCP shall intervene in the provision of medical services, it being understood and agreed that the traditional relationship between provider and patient will be maintained. Thus, a benefit determination by NYCP and/or a utilization management recommendation by CAI, that a particular course of treatment is not medically necessary and/or is inconsistent with the utilization management protocols and, thus not a covered service under the covered person's benefit plan, shall not be deemed to be a medical determination or intervention in the provision of medical services.

7.   Miscellaneous

     7.1 Compliance With Laws and Certain Regulatory Requirements. Each party shall, throughout the term of this Agreement, be in continuous compliance with all applicable laws. In addition CAI shall be in continuous compliance with applicable requirements of the American Accreditation Healthcare Commission/URAC and the National Committee on Quality Assurance.

     7.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt, and shall be addressed as follows:

     If to NYCP:    New York Care Plus Insurance Company.
                    1901 Main Street
                    Buffalo, New York 14240
                    Attn:   John G. Anderson,
                            Senior Vice President & Chief Operating Officer

     If to CAI:     CareAdvantage, Inc.
                    Metropolitan Corporate Center 485-C
                    Route 1 South
                    Iselin, New Jersey  08830
                    Attn:   Richard Freeman, M.D.,
                            Executive Vice President

or to such other address as any party hereto shall have designated to the other parties in accordance with the provisions of this Agreement.


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     7.3 Parties in Interest.  This Agreement is made for the exclusive  benefit of the parties hereto, their successors and permitted assigns, and no person or entity other than CAI, NYCP, their successors or permitted assigns shall acquire or have any rights under or by virtue of this Agreement.

     7.4 Impossibility of Performance. No party shall be deemed to be in violation of this Agreement if prevented from performing any obligation hereunder due to matters that are beyond its control, including without limitation war, fire, strikes, riots, floods, storms, earthquakes, other elements or acts of God or the public enemy.

     7.5 Binding Agreement; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and subcontractors. No party hereto shall sell, assign, transfer, convey, subcontract or otherwise dispose of its rights or obligations under, title to, or interest in, this Agreement, in whole or in part, to a third party other than a wholly-owned subsidiary without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     7.6 Entire Agreement; Amendment. This Agreement and Attachment A embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by a writing executed by each of the parties hereto.

     7.7 Disputes. In the event of any dispute between the parties hereto arising out of or concerning this Agreement, the parties agree to use their reasonable best efforts to resolve any such dispute amicably, in good faith, and expeditiously prior to resorting to litigation.

     7.8 Injunctive Relief. The parties acknowledge that in the event of the breach of certain provisions of this Agreement, including Sections 3, 6.2 and 6.3, CAI or NYCP, as the case may be, may not have an adequate remedy at law and will suffer irreparable damage and injury. Therefore, in addition to any other remedy available, CAI and NYCP each agree that if it violates any of the provisions of Section 3, 6.2 or 6.3, the non-breaching party shall be entitled to injunctive relief, without bond, from a court of competent jurisdiction.

     7.9 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.

     7.10 Severability. If any term of this Agreement or application thereof shall be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.


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         7.11   Counterparts.   This   Agreement  may  be  executed  in  several
counterparts, each of which is an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the date written above.

CAREADVANTAGE, INC.                                  NEW YORK CARE PLUS
                                                     INSURANCE COMPANY, INC.

BY: /s/ Richard W. Freeman                           BY: /s/ John G. Anderson
    ---------------------------                          -----------------------
        Richard W. Freeman                                   John G. Anderson

TITLE: Executive Vice President                      TITLE:Senior Vice President